Exhibit 10.2

TECHNICAL COLLABORATION AGREEMENT

This Agreement made and entered into as of the 29th day of September 2010 by and between

Seahawk Drilling LLC, a Delaware limited liability company (“SDL”) which expression shall include its successors and permitted assigns acting through its duly authorised Mr. Randall D. Stilley, President:

And

Essar Oilfield Services India Limited (“EOSIL”), a body corporate established under the laws of India which expression shall include its successors and permitted assigns acting through its duly authorized Mr. Ankur Gupta, Chief Executive Officer.

WITNESSETH:

Whereas

1.	Oil and Natural Gas Corporation Limited (“ONGC”), a body corporate established under the laws of India has invited bids from interested parties in the prescribed bid forms and Proforma for Charter Hire of One No 150 Feet Water Depth MAT Rig by Tender No .MR /DS /MAT /CT /RIGS /CH/MAT-FLOATER/49(308) /2010 /P46JC010007 (“the Tender”) for carrying out drilling operations in eligible PEL/ML areas (“the Areas”).

2.	One of the conditions stipulated in the Tender with respect to the experience of the bidder is that the bidder should be an offshore drilling contractor / company having minimum 3 years experience of operating Mat rig; and that in case bidder is a company including an Indian company/ Indian joint venture company who do not meet the minimum 3 years experience criteria, then such companies can participate in the Tender through a joint venture partner/ technical collaborator who meets the criteria regarding minimum 3 years experience of operating mat rig.

3.	EOSIL is not having minimum 3 years experience of operating mat rig. EOSIL, therefore, desires to submit its bid in pursuance of the Tender in technical collaboration with the Foreign Company.

4.	SDL is an affiliate of Seahawk Drilling, Inc., formerly known as Pride Offshore, Inc., which has represented that it has the necessary technical competence and experience of more than 3 years in operating mat rigs and has agreed to make available to EOSIL its technical experience necessary for proper discharge and/or performance of all obligations that EOSIL may be required to perform in case its bid is accepted and contract is awarded by ONGC in pursuance of the Tender.

5.	The Parties desire to enter into this contract with respect to carrying out by EOSIL of drilling operations by using the mat rig named “Seahawk 2505” (“the Mat Rig”) in technical collaboration with SDL on the terms and conditions herein set forth

NOW, THEREFORE, in consideration of the premises and covenants and conditions herein contained, IT IS HEREBY AGREED between the Parties as follows:

1.	EOSIL shall provide ONGC the Mat Rig along with equipment conforming to the broad technical specifications as mentioned in the Tender, personnel required for drilling exploratory wells from 30 feet to 150 feet water depth in the Areas as per the Work Program approved by ONGC, including modifications or revisions to the Work Program.

2.	SDL shall make available to EOSIL expertise and technical know-how in relation to carrying out by EOSIL Mat Rig operations in the Areas during the term of the contract that may be entered into between ONGC and EOSIL, pursuant to the Tender. Such expertise and technical know-how to be made available by SDL to EOSIL may include giving assistance, training and practical experience in accordance with good HSE practices to personnel employed by EOSIL. It is hereby expressly agreed and declared that this Agreement shall remain in full force and virtue during the term of the contract that may be entered into ONGC and EOSIL in pursuance of the Tender.

3.	In consideration of SDL making available to EOSIL the said expertise and technical know-how, EOSIL shall pay to SDL the sums of money as specified in Annexure 1 hereto.

4.	The Foreign Corrupt Practices Act, as amended (“FCPA”) in general, prohibits the promise, payment or giving of anything of value, either directly or indirectly, to a Government Official for the purpose of influencing any act or decision in his official capacity, or inducing him to use his influence with a foreign government to assist a company or agent in obtaining or retaining business or any improper advantage. Under the FCPA and for the purposes of this Agreement, “Government Official” includes, without limitation, any official, officer, employee, or representative of any non-U.S. government department, agency or instrumentality (including any government-owned or -controlled commercial enterprise, such as a government-controlled oil company) or any outside consultancy group engaged thereby, or any official of a public international organization or political party, or candidate for political office outside the United States. EOSIL certifies that it is knowledgeable and familiar with and in compliance with the FCPA. The parties agree to ensure that all of their officers, employees, agents, consultants, representatives, business partners, and affiliates who are engaged in implementing this Agreement are knowledgeable regarding the purpose and provisions of the FCPA, and agree to take appropriate steps to ensure that such officers, employees, agents, consultants, representatives, business partners, and affiliates shall comply with the FCPA and shall not take or refrain from taking any action which would cause either party to be in violation of the FCPA.

5.	All data, information or reports furnished by SDL to EOSIL pursuant to this agreement, shall be treated as confidential and EOSIL shall not disclose the contents thereof to any third party without the prior consent in writing of SDL. The obligation of EOSIL as to confidentiality under this clause shall survive termination or expiration of this Agreement.

6.	SDL shall and will not be responsible for proper discharge and /or performance of all obligations that may be required to be performed by EOSIL under a contract that EOSIL may enter into with ONGC in pursuance of acceptance of its bid. It is agreed by and between the Parties that it is the sole responsibility of EOSIL to properly discharge and /or perform all its obligations under such contract.

7.	SDL shall and will not be liable to indemnify and save harmless either EOSIL or ONGC against any and all losses, damages, liabilities, suits, claims, counterclaims, demands, actions, penalties, costs, charges, expenses (including attorney’s fees and court costs) (collectively, “the losses”), which EOSIL or ONGC shall have actually suffered or incurred as a result of SDL providing its expertise and technical know-how to EOSIL. It is agreed by and between the Parties that EOSIL as bidder is responsible for completion of the job under be contract and shall alone be liable to indemnify and keep indemnified ONGC and SDL against losses which ONGC and SDL may have actually suffered or incurred as a result of any breach by EOSIL in the performance of its obligations under a contract with ONGC.

8.	Except as otherwise limited by this Clause 8 EOSIL and Essar Oilfields Services Ltd., agree to indemnify, defend and hold SDL, and each of its officers, directors, employees, agents, shareholders, members and controlling Persons and their respective successors and assigns (collectively, the “SDL Indemnitees”) harmless from and against and in respect of damages actually suffered, incurred or realized by such SDL Indemnitee (collectively, “SDL Losses”), arising out of or resulting from or relating to claims from an unrelated third party (“Third-Party Claims”) relating to the this Agreement.

All claims for indemnification under this Clause 8 shall be asserted and resolved as follows:

(a)	SDL will promptly give EOSIL notice of any matter that SDL has determined has given or could give rise to a right of indemnification under this Agreement, stating the amount of the losses, if known, and method of computation thereof, all with reasonable particularity, and stating with particularity the nature of such matter. Failure to provide such notice shall not affect the right of SDL to indemnification except to the extent such failure shall have resulted in liability to EOSIL that could have been actually avoided had such notice been provided within such required time period.

(b)

EOSIL, at its option, assume and control the defense of such Third-Party Claim at EOSIL’s expense and through counsel of EOSIs’s choice reasonably acceptable to SDL. In the event EOSIL assumes the defense against any such Third Party Claim as provided above, SDL shall have the right (but not the obligation) to participate at its own expense in the defense of such asserted liability, shall cooperate with EOSIL in such defense and will attempt to make available on a reasonable basis to EOSIL all witnesses, pertinent records, materials and information in its possession or under its control relating thereto as is reasonably required by EOSIL. In the event EOSIL does not elect to conduct the defense against any such Third-Party Claim within 30 days after notice of any such Third-Party Claim, or such shorter period as is reasonably required, SDL shall (upon further notice to the EOSIL) have the right to undertake the defense thereof, and EOSIL shall pay all reasonable costs and expenses of such defense as incurred and shall cooperate with SDL (and be entitled to participate) in such defense and attempt to make available to it on a reasonable basis all such witnesses, records, materials and information in its possession or under its control relating thereto as is reasonably required by SDL. Except for the settlement of a Third-Party Claim that involves the payment of money only and for which SDL is totally indemnified by EOSIL, no Third-Party Claim may be settled without the written consent of the SDL.

(c)	Payment of any amounts due pursuant to this Clause 8 shall be made in United States dollars in immediately available funds by wire transfer to a bank account or accounts to be designated by SDL within ten calendar days after notice is sent by SDL.

(d)	If and to the extent SDL shall make written demand upon EOSIL for indemnification pursuant to this Clause 8 and EOSIL shall refuse or fail to pay in full within fifteen calendar days of such written demand the amounts demanded pursuant hereto and in accordance herewith, then SDL may utilize any legal or equitable remedy to collect from the EOSIL the amount of its losses indemnifiable hereunder.

9.	EOSIL shall bear all taxes levied by the central government or state government, or any other local or statutory authorities, incurred by SDL or SDL employees for services rendered in relation to this contract, including but not limited to, customs duty, excise duty, value-added tax/sales tax, withholding, service, employment, income and any other similar taxes.

10.	In the event the sale of the Mat Rig from an affiliate of SDL to EOSIL does not occur, this Agreement will terminate. EOSIL may terminate this Agreement upon any material breach of the Agreement by Seahawk. EOSIL may terminate the Agreement only upon thirty (30) days written notice to SDL of the material breach complained of. If SDL is able to cure the said material breach prior to the end of thirty (30) days, EOSIL’s said right to terminate this Agreement shall cease.

11.	This Agreement shall be governed and construed in accordance with the English Law.

12.	Any and all disputes arising out of or in connection with the interpretation, performance, non-performance, validity, extension, modification or termination of this Agreement, shall be settled by arbitration conducted in accordance with the Rules of Arbitration of the International Chamber of Commerce (“ICC”) as in effect on the date hereof and the following procedure shall be followed in such arbitration:

(a) Each party shall appoint its own arbitrator. In case a party fails to appoint an arbitrator within fifteen (15) days, then the arbitrator already appointed by one party shall be the sole arbitrator.

(b) In case each party appoints its own arbitrator, then the party-appointed arbitrators shall, within fifteen (15) days of their appointment, jointly appoint one or more arbitrators who shall be the President/Chairman of the arbitral panel.

(c) The venue of the arbitration shall be London and the arbitration shall be conducted in the English language.

(d) The award shall be in writing, in English and be a reasoned award. The prevailing party shall be entitled to claim its costs and expenses (including reasonable counsel fees), but the arbitral tribunal shall not be required to award costs and expenses.

(e) The award shall be final and conclusive and judgment thereon may be entered in any court for its enforcement. In addition, the Parties agree that no party shall have any right to commence or maintain any lawsuit or legal proceeding of any kind concerning a dispute hereunder until the dispute has been determined in accordance with the arbitration procedure provided for herein and then only for enforcement of the award rendered in such arbitration.

(f) During the pendency of any arbitration each party shall continue to perform its obligations hereunder; (ii) neither party shall exercise any remedies hereunder arising by virtue of the matters in dispute; and (iii) any party shall be entitled to apply only to the arbitral tribunal for any equitable relief or interim measures.

(g) The joinder of or claims against any third parties to any dispute between the Parties herein shall not render this arbitration agreement void, inoperative or incapable of performance and the Parties agree that joinder of or claims against such third parties who are not parties to this arbitration agreement shall not be pleaded or raised as a defense to defeat, delay or avoid any arbitration proceedings commenced or to be commenced pursuant to this arbitration agreement.

(h) The Parties expressly agree that notwithstanding anything contained in this Agreement or in the laws of India, Part I of the [Indian] Arbitration and Conciliation Act, 1996 (or any succeeding Act) shall not apply to any arbitration proceedings commenced pursuant to this arbitration agreement or to any award made thereto.

13.	Any notice or other communication under this Agreement shall be in writing and shall be transmitted by hand delivery or by prepaid postage, registered mail or recognized courier service or by facsimile transmission to the Parties as follows, as elected by the Party giving such notice.

In the case of notice to SDL, to

Address:	Seahawk Drilling, Inc
5 Greenway Plaza, Suite 2700
Houston, Texas 77046

Attention:	Mr. Robert Moore, Vice President Corporate Development & Planning
Fax:	+1 713-369-7312

Attention:	Mr. Alejandro Cestero, Senior Vice President, General Counsel & Chief Compliance Officer
Fax:	+1 713-369-2761

In the case of notices to EOSIL, to

Capt. Sajid Y. Syed, Jt. GM – Marketing & Business Development,

Essar Oilfield Services India Limited,

Equinox Business Park,

Building ‘B”, 5th Floor,

LBS Marg, Off BKC, Kurla (W),

Mumbai – 400 070,

India.

T + 91 22 6733 5000

F + 91 22 6708 2178

IN WITNESS WHEREOF, the representatives of the parties to this Agreement, being duly authorised have hereunto set their hands and have executed these presents this 29th day of September, 2010.

Signed for and on behalf of Seahawk Drilling LLC	Signed for and on behalf of Essar Oilfield Services India Ltd.

/s/ Randall D. Stilley	/s/ Anand D. Amladi

Name: Randall D. Stilley	Name: Anand D. Amladi
Designation: President and Chief Executive Officer	Designation: Vice President - Commercial

In presence of	In presence of

/s/ Debbie Venditto	/s/ Dibyendu Dey

Name: Debbie Venditto	Name: Dibyendu Dey
Designation: Sr. Executive Assistant	Designation: General Manager - Fin

ANNEXURE-I

COMPENSATION SCHEDULE

(Clause 3 of the Agreement dated September 29, 2010 )

a.	For providing the services mentioned in Clause 2, SDL shall be paid a Technical Service Fee of United States Dollars one hundred thirty-five thousand (US$135,000.00).

b.	For costs and expenses incurred in the provision of services covered in Clause 2, SDL shall be reimbursed at actual documented cost of service provided +15% service charge. This includes, but is not limited to, personnel costs/burden and travel expenses. EOSIL shall submit payment to SDL within thirty (30) days of receipt of invoices for such costs and expenses.